Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-202687 on Form S-3, in Registration Statement No. 333-193795 on Form S-8, and in the Registration Statement on Form S-8 filed on March 10, 2016 of our report dated March 10, 2016, relating to the consolidated financial statements of Dicerna Pharmaceuticals, Inc. and its subsidiaries appearing in this Annual Report on Form 10-K of Dicerna Pharmaceuticals, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 10, 2016